Exhibit 99.1

PRESS RELEASE

For more information:

Richard Heiner, Director of Marketing, Nexxus Lighting, Inc.

407-857-9900  Email:  rheiner@nexxuslighting.com

Nexxus Lighting Announces 2008 2nd Quarter Financial Results

CHARLOTTE, NC, August 13, 2008 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced financial results for the quarter ending June 30, 2008.

Recent Business Highlights:

•	Revenue increased 50% compared to the second quarter of 2007 and 27% over the prior quarter.

•	The second quarter revenue increase is the company’s sixth consecutive quarter over quarter increase in revenue.

•	Commercial Lighting revenue increased 127% over the second quarter of 2007 and has increased 92% year to date.

•	Pool & Spa revenue increased 22% over the first quarter of 2007 and has increased 26% year to date.

•	Gross margin improved for the third consecutive quarter to 32%, as compared to 26% for the first quarter of 2008 and 21% for the fourth quarter of 2007.

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Second quarter net loss was $1.3 million as the company continued to invest in administration, sales, marketing and product development to support its growth plans. This compares to a $1.2 million loss for the first quarter of 2008 and a $1.3 million loss for the 4th quarter of 2007.

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Introduced our new Array™ Lighting LED light bulb line of products. Through the use of its patent pending Selective Heat Sink (SHS) technology, Array Lighting provides the industry with the world’s first 95 lumens per watt replacement LED light bulb for general illumination.

2nd Quarter Financial Results

Total revenue for the three months ended June 30, 2008 was approximately $3,844,000 as compared to approximately $2,568,000 for the three months ended June 30, 2007, an increase of approximately $1,276,000 or 50%. This increase was driven primarily by the September 2007 acquisition of Advanced Lighting Systems (“ALS”), which serves the commercial and entertainment lighting market, the April 30, 2008 acquisition of Lumificient Corporation (“Lumificient”), which serves the commercial and signage lighting market, and by a 22% increase in revenue from pool and spa sales, offset by lower international sales compared to the same period in 2007. This increase in revenue represents a 27% increase in revenue over the first quarter of 2008 and the sixth consecutive quarter of increased quarter over quarter revenue. We believe our company is continuing to see the benefits of our acquisition and product development strategy. Excluding the impact of sales by ALS of approximately $423,000 and sales by Lumificient of approximately $658,000 from our consolidated results for the three months ended June 30, 2008, revenue increased to approximately $2,763,000.

Revenue from sales of our commercial lighting products was approximately $2,150,000 in the second quarter of 2008, as compared to $948,000 for the same period of 2007. This increase of $1,201,000, or 127%, was primarily driven by $1,081,000 in commercial sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales increased $120,000, or 13%, in the second quarter of 2008 driven primarily by certain large projects during the second quarter of 2008.

Revenue from sales of our pool and spa lighting products was approximately $1,386,000 in the second quarter of 2008, as compared to $1,140,000 for the same period of 2007. Revenue increased $246,000, or 22%, despite the significant year over year reductions in new pool construction tied to the steep drop in residential construction nationally. We are continuing to see the impact of the new pool and spa management team added in 2007, their efforts to gain market share and the results of new product introductions in 2007, specifically sales of our new Savi™ Note lighting system.

Revenue from sales of our products internationally (for our purposes, outside of the United States and Canada) was $321,000 in the second quarter of 2008 as compared to $479,000 for the same period of 2007. This decrease of $158,000, or 33%, was due to decreases in most markets outside the United States and Canada. However, as orders from international customers in the second quarter of 2008 exceeded the comparable period of 2007, we expect shipments to international customers to increase in the second half of 2008.

Sales of LED products accounted for 67% and 50% of our revenue, while sales of fiber optic lighting products accounted for 31% and 44% of our revenue, for the quarters ended June 30, 2008 and 2007, respectively. The balance of the revenue mix consisted of sales of water feature products.

“The execution of our plan to accelerate growth and capitalize on both our new technology and expanded product line began to take effect in the second quarter,” stated Mike Bauer, Nexxus Lighting’s President and Chief Executive Officer. “With the acquisition of Lumificient Corporation, the announcement of our new Array™ Lighting LED light bulb line of products at LightFair 2008 and the performance of our Pool and Spa business in a market that is reeling from the impact of the U.S. housing crisis, I am very pleased with the progress we have made and our performance in the quarter. We introduced four new ‘white light’ LED lighting fixtures for general illumination, launched completely new product catalogs for our SV Lighting and ALS business units and enhanced our research and development resources in the quarter. Going forward, we plan on expanding our new patent pending Selective Heat Sink (SHS) technology into other lighting products for both general illumination and RGB applications. This technology is not only energy efficient but it provides superior environmental benefits over compact fluorescent lighting technology,” concluded Mr. Bauer.

Gross Profit

Gross profit for the quarter ended June 30, 2008 was approximately $1,226,000 or 32% of revenue as compared to approximately $385,000 or 15% of revenue for the comparable period of 2007. Direct gross margin for the second quarter of 2008, which is revenue less material cost, decreased to approximately 53% as compared to 58% in the same period of 2007 as our pool and spa division made certain pricing concessions in order to gain market share. Additionally, our direct gross margin was impacted by the acquisition of Lumificient as that business has traditionally experienced lower direct gross margins than those traditionally experienced by our company.

Without taking into account the increase in cost of goods sold from increasing revenue and excluding $59,000 in ALS and Lumificient production expenses, production costs decreased approximately $337,000 or 31% in the second quarter of 2008 compared to the same period in 2007. This decrease was primarily due to lower labor and overhead expenses for shipped product in the second quarter of 2008 than in the comparable period of 2007. Additionally, we experienced lower expense related to excess and obsolete products compared to the second quarter of 2007. These lower expenses were offset slightly by higher shipping costs.

Operating Expenses

Selling, general and administrative (SG&A) expenses were approximately $2,420,000 for the quarter ended June 30, 2008 as compared to approximately $1,315,000 for the same period in 2007, an increase of approximately $1,105,000 or 84%. Excluding the impact of $585,000 of selling, general and administrative expenses attributable to ALS and Lumificient, selling, general and administrative expenses increased $520,000 or 40%. This net increase was principally due to increases in wages and payroll taxes due to additions of management and sales positions, and increases for trade show expenses, stock compensation costs and consulting costs, as we made investments in our IT infrastructure and ERP system.

Research and development costs were approximately $170,000 during the three months ended June 30, 2008 as compared to approximately $110,000 during the same period in 2007. This increase of approximately $60,000, or 54%, was primarily due to an increase in wages in the second quarter of 2008 as compared to the same period of 2007.

2nd Quarter Net Loss

Net loss for the three months ended June 30, 2008 was approximately $1,335,000 or $0.18 per basic and diluted common share, as compared to a net loss of approximately $976,000, or $0.15 per basic and diluted common share, for the three months ended June 30, 2007.

“Improvement in gross margin was offset by our investments in infrastructure and revenue generating activities, such as trade shows, and a 36% increase in research and development expenses over the previous quarter. We believe these investments are important to our growth and support the overall direction of our company,” stated John Oakley, Chief Financial Officer.

Year to Date Financial Results

Total revenue for the six months ended June 30, 2008 was approximately $6,863,000 as compared to approximately $4,975,000 for the six months ended June 30, 2007, an increase of approximately $1,888,000 or 38%. This increase was driven by the September 2007 acquisition of ALS, the April 30, 2008 acquisition of Lumificient Corporation, and by a 26% increase in revenue from pool and spa sales, offset primarily by lower international sales compared to the same period in 2007. Excluding the impact of sales by ALS and Lumificient of $1,954,000 for the six month period, revenue decreased to $4,909,000.

Revenue from sales of our commercial lighting products was approximately $3,823,000 in the first half of 2008, as compared to $1,992,000 for the same period of 2007. This increase of $1,831,000, or 92%, in the six months ended June 30, 2008, was primarily driven by $1,954,000 in commercial sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales decreased $123,000, or 6%, driven primarily by decreased commercial construction activity in many markets across the U.S.

Revenue from sales of our pool and spa lighting products was approximately $2,519,000 in the first half of 2008, as compared to $2,004,000 for the same period of 2007. Revenue increased $515,000, or 26%, versus the same period in 2007 despite the significant year over year reductions in new pool construction tied to the steep drop in residential construction nationally. We are continuing to see the impact of the new pool and spa management team added in 2007, their efforts to gain market share and the results of new product introductions in 2007, specifically sales of our new Savi™ Note lighting system.

Revenue from sales of our products internationally (for our purposes, outside of the United States and Canada), was $572,000 in the first half of 2008 as compared to $979,000 for the same period of 2007. This decrease of $407,000, or 42%, was primarily due to decreases in Japan, Thailand, Spain and Egypt, partially offset by increases in Russia and the U.K. However, orders from international customers in the six months ended June 2008 increased over the comparable period of 2007, and we expect shipments to international customers to increase in the third and fourth quarters of 2008.

Sales of LED products accounted for 64% and 51% of our revenue while sales of fiber optic lighting products accounted for 33% and 44% of our revenue for the six months ended June 30, 2008 and 2007, respectively. The balance of the revenue mix consisted of sales of water feature products.

Year to Date Gross Profit

Gross profit for the six months ended June 30, 2008 was approximately $2,021,000, or 29%, of revenue as compared to approximately $ 1,381,000, or 28%, of revenue for the comparable period of 2007. Direct gross margin, which is revenue less material cost, decreased to approximately 54% as compared to 59% in the six months ended June 2007, as our pool and spa division made certain pricing concessions in order to gain market share. Additionally, our direct gross margin was impacted by the acquisition of Lumificient as that business has traditionally experienced lower direct gross margins than those traditionally experienced by our company.

Without taking into account the increase in cost of goods sold from increasing revenue and excluding $148,000 in ALS production expenses, production costs decreased approximately $33,000, or 2%, in the first half of 2008 as compared to the same period in 2007, as increases in shipping costs were offset by lower expenses for excess and obsolete inventory reserves.

Year to Date Operating Expenses

Selling, general and administrative (SG&A) expenses were approximately $4,335,000 for the six months ended June 30, 2008 as compared to approximately $2,520,000 for the same period in 2007, an increase of approximately $1,815,000 or 72%. Excluding the impact of $824,000 of selling, general and administrative expenses attributable to ALS and Lumificient, selling, general and administrative expenses increased $991,000 or 39%. This net increase was principally due to increases in wages and payroll taxes due to additions of management and sales positions, and increases for trade show expenses and consulting costs, primarily due to investments in our IT infrastructure and ERP system.

Research and development costs were approximately $294,000 during the six months ended June 30, 2008 as compared to approximately $211,000 during the same period in 2007. This increase of approximately $84,000, or 40%, was primarily due to an increase in wages in the first half of 2008 as compared to the same period of 2007.

Year to Date Net Loss

Net loss for the six months ended June 30, 2008 was approximately $2,577,000, or $0.35 per basic and diluted common share, as compared to a net loss of approximately $1,224,000, or $0.18 per basic and diluted common share, for the six months ended June 30, 2007.

Nexxus Lighting, Inc.    Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Nexxus Lighting, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited,) June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,922,823	$170,266
Restricted investments	—	500,000
Investments	100,371	2,475,000
Trade accounts receivable, less allowance for doubtful accounts of $131,843 and $84,615	2,203,113	1,317,595
Inventories, less reserve of $497,997 and $299,465	4,273,097	3,725,883
Prepaid expenses	415,595	384,308
Other assets	17,432	32,021

Total current assets	9,932,431	8,605,073
Property and equipment	5,019,725	4,364,193
Accumulated depreciation and amortization	(3,214,074)	(3,006,671)

Net property and equipment	1,805,651	1,357,522
Goodwill	7,276,087	2,880,440
Deposits on equipment	29,889	55,899
Patents and trademarks, less accumulated amortization of $74,279 and $66,817	387,131	296,981
Other assets	259,068	121,047

	$19,690,257	$13,316,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,331,499	$1,107,720
Accrued compensation and benefits	240,687	160,252
Revolving line of credit	—	1,443,000
Current portion of payable to related party under acquisition agreement	318,250	218,250
Customer deposits	57,609	205,711
Current portion of deferred rent	53,379	53,832
Other current liabilities	161,000	—

Total current liabilities	4,162,424	3,188,765
Deferred rent, less current portion	191,315	204,516
Other notes payable	31,243	—
Promissory notes, net of debt discount	2,907,236	—
Payable to related party under acquisition agreement, less current portion	100,000	100,000

Total liabilities	7,392,218	3,493,281
Stockholders’ Equity:
Common stock, $.001 par value, 25,000,000 shares authorized, 8,085,946 and 6,973,103 issued and outstanding	8,086	6,980
Additional paid-in capital	25,573,380	20,523,602
Accumulated deficit	(13,283,427)	(10,706,901)

Total stockholders’ equity	12,298,039	9,823,681

	$19,690,257	$13,316,962

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$3,844,139	$2,567,746	$6,863,373	$4,975,024
Cost of sales	2,618,360	2,182,351	4,842,642	3,594,395

Gross profit	1,225,779	385,395	2,020,731	1,380,629
Operating expenses:
Selling, general and administrative	2,420,209	1,314,561	4,334,905	2,520,434
Research and development	169,662	109,896	294,179	210,618

Total operating expenses	2,589,871	1,424,457	4,629,084	2,731,052

Operating Loss	(1,364,092)	(1,039,062)	(2,608,353)	(1,350,423)

Non-Operating Income (Expense):
Interest income	21,292	64,318	45,611	129,212
Interest expense	(22,670)	(13,336)	(48,840)	(19,353)
Other income	30,595	12,062	35,056	17,002

Total non-operating income, net	29,217	63,044	31,827	126,861

Net Loss	$(1,334,875)	$(976,018)	$(2,576,526)	$(1,223,562)

Net Loss Per Common Share:
Basic and diluted	$(0.18)	$(0.15)	$(0.35)	$(0.18)

Weighted average shares outstanding:
Basic and diluted	7,595,861	6,711,988	7,312,699	6,653,111

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(2,576,526)	$(1,223,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	215,875	288,806
Amortization of intangible assets	15,868	26,079
Amortization of deferred rent	(13,201)	(13,458)
Increase in inventory reserve	189,932	226,635
Bond discount amortization		(9,856)
Stock-based compensation	158,088	90,871
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	(396,205)	(151,794)
Inventories	147,632	24,039
Prepaid expenses	(24,287)	(47,312)
Other assets	28,638	(43,569)
Increase (decrease) in:
Accounts payable	1,393,444	593,282
Accrued compensation and benefits	63,306	(6,811)
Customer deposits	(148,102)	(3,470)

Total adjustments	1,630,988	973,442

Net cash used in operating activities	(945,538)	(250,120)

Cash Flows from Investing Activities:
Purchase of property and equipment	(386,770)	(386,699)
Purchase of investments	—	(4,294,422)
Business acquisition costs	(118,082)	—
Acquisition of Lumificient Corporation, net of cash acquired	(2,400,364)	—
Proceeds from sale of investments	2,874,630	6,610,426
Acquisition of patents and trademarks	(59,855)	(69,881)

Net cash (used in) provided by investing activities	(90,441)	1,859,424

Cash Flows from Financing Activities:
Net (payments) borrowings on revolving line of credit	(1,443,000)	1,246,558
Proceeds from promissory notes	3,500,000	—
Payments on notes payable	(6,401)	(734,510)
Deferred financing costs	(169,926)	—
Cost of private placement	—	(125,181)
Costs associated with Class B common stock conversion	—	(6,141)
Proceeds from exercise of warrants and employee stock options	1,907,863	27,215

Net cash provided by (used in) financing activities	3,788,536	(407,941)

Net Increase in Cash and Cash Equivalents	2,752,557	2,017,245
Cash and Cash Equivalents, beginning of period	170,266	531,181

Cash and Cash Equivalents, end of period	$2,922,823	$2,548,426

Supplemental Cash Flow Information:
Cash paid for interest	$46,182	$269,160